As filed with the Securities and Exchange Commission on October 5, 2016

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

BRIGHTHOUSE FINANCIAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-3846992
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Gragg Building, 11225 North Community House Road Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(212) 578-9500

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common stock, par value $0.01 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Brighthouse Financial, Inc.

Information Required in Registration Statement

Cross-Reference Sheet Between the Information Statement and Items of Form 10

This Registration Statement on Form 10 incorporates by reference information contained in our Information Statement filed as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the Information Statement.

Item No.	Item Caption	Location in Information Statement
1.	Business	See “Summary,” “Risk Factors,” “Note Regarding Forward-Looking Statements,” “The Separation and Distribution,” “Formation of Brighthouse and the Restructuring,” “Recapitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and “Where You Can Find More Information.”

1A.	Risk Factors	See “Summary,” “Risk Factors” and “Note Regarding Forward-Looking Statements.”

2.	Financial Information	See “Summary,” “Risk Factors,” “Recapitalization,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.”

3.	Properties	See “Business — Properties.”

4.	Security Ownership of Certain Beneficial Owners and Management	See “Beneficial Ownership of Common Stock.”

5.	Directors and Executive Officers	See “Management.”

6.	Executive Compensation	See “Management” and “Compensation of Executive Officers and Directors.”

7.	Certain Relationships and Related Transactions and Director Independence	See “Risk Factors,” “Certain Relationships and Related Person Transactions” and “Management.”

8.	Legal Proceedings	See “Business — Litigation and Regulatory Matters.”

9.	Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters	See “The Separation and Distribution,” “Dividend Policy,” “Beneficial Ownership of Common Stock,” “Description of Capital Stock” and “Shares Eligible for Future Sale.”

10.	Recent Sales of Unregistered Securities	In the three years preceding the filing of this registration statement, the registrant has not issued any securities that were not registered under the Securities Act, except for the issuance of 100,000 shares of common stock of the registrant to MetLife, Inc. for aggregate consideration of $1,000 on September 28, 2016 in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

11.	Description of Registrant’s Securities to be Registered	See “Description of Capital Stock.”

Item No.	Item Caption	Location in Information Statement

12.	Indemnification of Directors and Officers	See “Risk Factors,” “Certain Relationships and Related Person Transactions” and “Description of Capital Stock — Limitation of Liability and Indemnification of Directors and Officers.”
13.	Financial Statements and Supplementary Data	See “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Index to Financial Statements, Notes and Schedules,” “Index to Interim Condensed Combined Financial Statements, Notes and Schedules” and the financial statements referenced therein.

14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	None.

15.	Financial Statements and Exhibits

(a)    Financial Statements

See “Index to Financial Statements, Notes and Schedules” and “Index to Interim Condensed Combined Financial Statements, Notes and Schedules” and the financial statements referenced therein.

(b)    Exhibits

See below.

The following documents are filed as exhibits hereto:

Exhibit No.	Exhibit Descriptions

2.1	Form of Master Separation Agreement between MetLife, Inc. and Brighthouse Financial, Inc.*

3.1	Form of Amended and Restated Articles of Incorporation of Brighthouse Financial, Inc.*

3.2	Form of Amended and Restated By-laws of Brighthouse Financial, Inc.*

4.1	Form of Certificate for Common Stock, par value $0.01 per share*

10.1	Form of Transition Services Agreement among MetLife Services and Solutions, LLC, Brighthouse Services, LLC, MetLife, Inc. (but only with respect to certain provisions) and Brighthouse Financial, Inc. (but only with respect to certain provisions)*

10.2	Form of Registration Rights Agreement between MetLife, Inc. and Brighthouse Financial, Inc.*

10.3	Form of Investment Management Agreement*

10.4	Form of Transitional Trademark License Agreement*

10.5	Form of Intellectual Property License Agreement*

10.6	Form of Tax Receivables Agreement*

10.7	Form of Tax Separation Agreement*

21.1	List of subsidiaries of Brighthouse Financial, Inc.*

99.1	Preliminary Information Statement of Brighthouse Financial, Inc., subject to completion, dated October 5, 2016.

*	To be filed by amendment.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

BRIGHTHOUSE FINANCIAL, INC.

By:	/s/ Anant Bhalla
Name: Anant Bhalla
Title: Chief Financial Officer

Dated: October 5, 2016

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